NEWS RELEASE
BROOKFIELD HOMES REPORTS FIRST QUARTER EARNINGS
Investors, analysts and other interested parties can access Brookfield Homes’ Supplemental Information Package on Brookfield Homes’ website under the Investor Relations/Financial Reports section at www.brookfieldhomes.com. Brookfield Homes’ first quarter investor conference call can be accessed by teleconference on May 4, 2007 at 5:00 pm (Eastern Time) at 1-877-356-9134, toll free in North America. The archived teleconference may be accessed by dialing 1-800-558-5253 (passcode: 21335904), toll free in North America through June 4, 2007. Alternatively, the conference call can be accessed by Webcast on Brookfield Homes’ website at www.brookfieldhomes.com.
Fairfax, Virginia, May 4, 2007 — (BHS: NYSE) Brookfield Homes Corporation today announced financial results for the first quarter ended March 31, 2007:
•	Net income before taxes for the three months ended March 31, 2007 was $5 million, compared to $31 million in 2005. The decrease is a result of fewer home and lot sales, and a decrease in the gross margin earned on housing to 20% from 31% for the same period in 2006. Net income after taxes for the three months ended March 31, 2007 increased to $29 million, from $19 million over the same period last year. The increase in net income is due to a reversal of an income tax liability as a result of receiving a final assessment from income tax authorities in respect of an examination of a prior tax year.
•	Housing revenue for the three months ended March 31, 2007 totaled $104 million, compared to $122 million for the same period in 2006. The decrease in housing revenue is primarily due to fewer home closings during the quarter in the San Diego and Washington D.C. Area markets.
•	For the quarter, earnings per share is $1.07 compared to $0.68 for the prior year.
•	First Quarter 2007 Financial Highlights

Results of Operations	Three Months Ended March 31
(Millions, except per share amounts and unit information)	2007	2006

Housing revenue	$104	$122
Housing gross margin	$20	$37
Total revenue	$108	$143
Total gross margin	$21	$51
Net income before taxes	$5	$31
Net income	$29	$19
Earnings per share — diluted	$1.07	$0.68

Home closings (units)	148	192
Lot sales (units)	21	129
Net new orders (units)	286	227
Backlog (units at end of period)	385	490

Recent Developments and Operating Highlights
•	2007 Home Closings: Market conditions remain challenging, however, with the increase in active selling communities and net new orders, the company anticipates between 1,150 to 1,250 home closings for the year. To date, the company has closed or in backlog 620 homes.
•	Lots Owned and Controlled: At March 31, 2007, the company’s lots owned or controlled total 27,442. Direct ownership of 12,785 lots provides strong visibility on our future cash flows, and 14,657 lots under option are controlled with the objective of adding value through land entitlements.
•	A summary of lots, owned or controlled under option, by region, follows:

	Northern	Southland /	San Diego /	Washington D.C.	Corporate
	California	Los Angeles	Riverside	Area	and Other	Total

Geographic diversification of lots	35%	11%	28%	25%	1%	100%

Lot supply
Owned	1,233	1,212	6,190	4,006	144	12,785
Optioned	8,564	1,730	1,500	2,863	–	14,657

Total	9,797	2,942	7,690	6,869	144	27,442

•	Appointment of Chairman and Presiding Director: Robert Stelzl, who has been an independent director of Brookfield Homes since it went public in 2003, was today appointed Chairman and Presiding Director of the company. Mr. Stelzl is a former Principal of Colony Capital and has over 30 years experience in the real estate industry. The outgoing Chairman, Bruce Flatt, who remains on the board, thanked the former Presiding Director, Robert Ferchat for the dedicated services in his role as Presiding Director and looks forward to his continued contribution as a director.
Outlook
“Market conditions remain challenging, and demand has weakened in recent weeks as a result of mortgage illiquidity in the marketplace. Yet our housing margins remain above industry average, and we have not had significant inventory impairments to date as we build homes on land we entitled and developed,” concluded Ian Cockwell, President & Chief Executive Officer of Brookfield Homes.
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Brookfield Homes Corporation
Brookfield Homes Corporation is a residential homebuilder and land developer, building homes and developing land in master-planned communities and infill locations. We design, construct and market single-family and multi-family homes primarily to move-up and luxury homebuyers. We also entitle and develop land for our own communities and sell lots to other homebuilders. Our portfolio includes 27,000 lots owned and controlled in the Northern California; Southland / Los Angeles; San Diego / Riverside; Sacramento; and Washington D.C. Area markets. For more information, visit the Brookfield Homes website at www.brookfieldhomes.com.
Contact Information:
Linda Northwood
Director, Investor Relations
Tel: 858-481-2567
Email: lnorthwood@brookfieldhomes.com
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Note:  Certain statements in this press release that are not historical facts, including information concerning possible or assumed future results of operations of the company, expected home closings (and the timing thereof), the company’s future outlook, and those statements preceded by, followed by, or that include the words “believe”, “planned”, “should”, “goals”, “expected”, “potential,” “estimate,” “targeted,” “scheduled” or similar expressions, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Undue reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which may cause the actual results to differ materially from the anticipated future results expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those set forward in the forward-looking statements include, but are not limited to: changes in general economic, real estate and other conditions; mortgage rate changes; availability of suitable undeveloped land at acceptable prices; adverse legislation or regulation; ability to obtain necessary permits and approvals for the development of our land; availability of labor or materials or increases in their costs; ability to develop and market our master-planned communities successfully; confidence levels of consumers; ability to raise capital on favorable terms; adverse weather conditions and natural disasters; relations with the residents of our communities; risks associated with increased insurance costs or unavailability of adequate coverage and ability to obtain surety bonds; competitive conditions in the homebuilding industry, including product and pricing pressures; and additional risks and uncertainties referred to in our Form 10-K and other SEC filings, many of which are beyond our control. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

Brookfield Homes Corporation
Consolidated Statements of Income

	(unaudited)
	Three Months Ended March 31
(thousands, except per share amounts)	2007	2006

Revenue
Housing	$104,040	$121,823
Land and other revenues	3,906	21,075

Total revenue	107,946	142,898
Direct cost of sales	(86,581)	(91,724)

	21,365	51,174
Equity in earnings from housing and land joint ventures	324	907
Selling, general and administrative expense	(16,512)	(19,253)
Minority interest	(165)	(2,251)

Net income before taxes	5,012	30,577
Income tax expense	23,648	(11,711)

Net income	$28,660	$18,866

Weighted average shares outstanding
Basic	26,615	27,375
Diluted	26,894	27,817

Earnings per share
Basic	$1.08	$0.69
Diluted	$1.07	$0.68

Brookfield Homes Corporation
Condensed Balance Sheets

	(unaudited)
(thousands)	March 31, 2007	Dec. 31, 2006

Assets
Housing and land inventory	$1,101,827	$1,075,192
Investments in housing and land joint ventures	96,629	90,325
Consolidated land inventory not owned	73,881	59,381
Receivables and other assets	26,622	37,031
Cash and cash equivalents	14,292	86,809
Deferred income taxes	51,499	52,715

	$1,364,750	$1,401,453

Liabilities and Stockholders’ Equity
Project specific and other financings	$680,387	$657,909
Accounts payable and other liabilities	173,582	280,083
Minority interest	108,077	92,055
Stockholders’ equity	402,704	371,406

	$1,364,750	$1,401,453